Exhibit 15.2

Consent of Jingtian & Gongcheng

April 26, 2024

Hello Group Inc. (the “Company”)

20th Floor, Block B

Tower 2, Wangjing SOHO

No.1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People’s Republic of China to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2023 and any amendments thereto, or the Annual Report. We hereby consent to the use and reference to our name and our opinions and views in the Annual Report, and further consent to the incorporation by reference of the summaries of our opinions in the Annual Report into the Company’s registration statement on Form S-8 (File No. 333-201769) dated January 30, 2015, pertaining to the Company’s Amended and Stated 2012 Share Incentive Plan and 2014 Share Incentive Plan, the registration statement on Form S-8 (File No. 333-215366) dated December 30, 2016, pertaining to the Company’s 2014 Share Incentive Plan, the registration statement on Form S-8 (File No. 333-229226) dated January 14, 2019, pertaining to the Company’s 2014 Share Incentive Plan, and the registration statement on Form S-8 (File No. 333-255177) dated April 12, 2021, pertaining to the Company’s 2014 Share Incentive Plan, and the registration statement on Form F-3 (No. 333-266950) dated August 18, 2022.

We further consent to the filing of this letter as an exhibit to the Annual Report.

Sincerely yours,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng